UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2006

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd. Alomonte Springs, Suite 3000, Florida 32714

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 13, 2006, the Company executed two promissory notes (collectively, the “Notes”), one having a principal balance of $166,666 and the other having a principal balance of $333,334. On October 4, 2006 or on demand, the Company must pay the principal due on the notes, and any interest on the unpaid principal balance on the Notes. The interest rate on the Notes is 12% and in the event of a default, interest for past due amounts shall be eighteen percent per annum.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On September 12, Gary Post was terminated as the Company’s Chief Executive Officer. Mr. Post continues to serve on the Company’s Board of Directors.

(c) As previously reported, on September 6, 2006, the Company hired Anthony J. Cataldo as executive chairman. On September 12, Mr. Cataldo was appointed the Company’s Chief Executive Officer. During the past five (5) years, Mr. Cataldo has served as non-executive chairman of the board of directors of BrandPartners Group, Inc. (OTC BB:BPTR) a provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions from October 2003 through August 2006. Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc. (OTC BB: MUCL) a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006. Mr. Cataldo has also served as executive chairman of Calypte Biomedical Corporation (AMEX: HIV), a publicly traded biotechnology company, involved in development and sale of urine based HIV-1 screening test from May 2002 through November 2004. Prior to that, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC (OTC BB:SNTKY), a publicly traded biotechnology company involved in age-related therapies.

(d) Effective as of September 6, Anthony J. Cataldo was appointed to the Company’s Board and as of September 12, 2006, he was appointed Chairman of the Company’s Board. On September 12, 2006, Nick Iannuzi was appointed to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.

Date: September 18, 2006	By:	/S/ Anthony Cataldo
Anthony Cataldo
Chief Executive Officer